Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Hudson Technologies, Inc.

Pearl River, NY

We hereby consent to the incorporation by reference in the Registration Statement of Hudson Technologies, Inc. on Form S-3 MEF filed pursuant to Rule 462(b) under the Securities Act of 1933 of our reports dated March 11, 2016 relating to the consolidated financial statements and the effectiveness of Hudson Technologies Inc.’s internal control over financial reporting, which appear in the Company's Annual Report on Form 10-K for the year ended December 31, 2015.

We also consent to the reference to us under the caption "Experts" in the Prospectus incorporated by reference into such Registration Statement.

/s/ BDO USA, LLP

Stamford, CT

December 7, 2016